Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of November 29, 2010 (“Agreement”), is by and between Transaction Network Services, Inc., a Delaware corporation (the “Company”), and its parent, TNS, Inc., a Delaware corporation (“Parent”), on the one hand (collectively, “TNS”), and Daniel P. Dooley III (“Executive”), on the other hand. (The Company, Parent and Executive will be referred to collectively as the “Parties” and may each be referred to individually as a “Party”).

WHEREAS, Executive will be employed as President and General Manager, Telecommunication Services Division of TNS commencing November 29, 2010 (the “Start Date”); and

WHEREAS, the Board of Directors of TNS (the “Board” or “Board of Directors”) has determined that it is in the best interest of TNS and its shareholders to employ Executive in such capacity and Executive desires to accept such employment;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1.                                       Acceptance of Employment.  Subject to the terms and conditions set forth below, the Company agrees to employ Executive and Executive accepts such employment.

2.                                       Term. The period of employment and term of this Agreement will be from November 29, 2010 through November 28, 2012, unless further extended or sooner terminated as hereinafter set forth (the “Term”).  The Term shall automatically be extended for successive one (1) year periods unless one Party hereto has provided the other with at least ninety (90) days’ prior written notice of its intention to allow this Agreement to expire at the end of such initial or extended Term, in which event the employment period will terminate on the last day of such Term.  If the Company provides Executive such notice of its intention to allow this Agreement to expire without thereafter providing Executive with a timely written notice of termination for

Cause (as defined in Section 6(e) of this Agreement) and otherwise complying with the procedures set forth in Section 6(e), the expiration of the Agreement will be considered a termination “for other than Cause” as provided in Section 6(f).

3.                                       Position and Duties.  Executive shall serve as the President and General Manager, Telecommunication Services Division of TNS, shall report directly to the Chief Executive Officer and will perform such duties as are set forth in the job description for such position, as it may be amended by TNS from time-to-time, and such other reasonably related duties consistent with such position that are assigned to Executive by the Chief Executive Officer and/or the Board.  Subject to reasonable business travel requirements, Executive shall generally perform his duties from the TNS general and administrative offices in Reston, Virginia and shall not be required by TNS to be personally based or transferred anywhere other than the metropolitan area in which his office in TNS’ general and administrative offices is now located, without Executive’s prior written consent.  Notwithstanding the foregoing, TNS understands that, as the date of this Agreement, Executive lives in Leawood, Kansas and agrees that, until September 1, 2011, Executive may perform his duties from TNS’ offices in Overland Park, Kansas.  Executive shall devote all of his working time and attention and his reasonable best efforts and skills to the business and affairs of TNS, except (i) with respect to incidental business activities, including the management of his personal investments, outside directorships, and civic and charitable activities, which shall be fully disclosed to the Board of Directors prior to engaging in such activities and which, in the determination of the Board of Directors, do not cause a conflict of interest or interfere with Executive’s performance of his duties under this Agreement; and (ii) as otherwise approved by the Board of Directors.

4.                                       Base Salary and Incentives.

(a)                                  Base Salary.  During the Term, the Company will pay Executive a base salary at the rate of $400,000 per annum, less customary withholdings and deductions (the “Base Salary”) payable in accordance with the payroll procedures for the Company’s salaried employees in effect during the Term.  Beginning in January 2012 and annually thereafter, the

Base Salary shall be subject to annual review and possible increase by the Chief Executive Officer, but it shall not be decreased during the Term of this Agreement.

(b)                                 Annual Incentive Award Opportunity.  Executive shall be eligible to participate in an annual incentive plan (the “AIP”), in accordance with the terms of the AIP as they may be established by the Board from time-to time.  Executive’s target annual award opportunity under the AIP shall be 100% of the Base Salary (the “AIP Annual Target”).  Actual awards will be based on the achievement of specified performance objectives, as determined by the Board.

(c)                                  Long-Term Incentive Plan Opportunity.   Executive shall be eligible to participate in the Parent’s Long-Term Incentive Plan (the “LTIP”), in accordance with the terms of the LTIP, as they may be amended by the Board from time-to time.  Awards will be comprised of a combination of long-term incentive vehicles, as determined by the Board.  Awards under the AIP and LTIP will be referred to collectively as “Incentive Awards.”

5.                                       Benefits.  During the Term, Executive will be eligible for the following benefits in connection with his employment (collectively, the “Benefits”):

(a)                                  Retirement Benefits.  Executive will be eligible to participate in the Company’s 401(k) Plan in accordance with the terms of that plan, as they may be amended from time-to-time by the Company.

(b)                                 Other Fringe Benefits.  In addition to any other benefits specifically set forth herein, Executive (i) shall be entitled to the benefits set forth in the Summary of Executive Benefits attached to this Agreement as Appendix 1 (and incorporated herein) and (ii) shall also be eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs ((i) and (ii) collectively being the “Fringe Benefits”), as the Fringe Benefits may be amended or terminated from time-to-time by the Company.

(c)                                  Business and Travel Expenses. Executive shall be entitled to reimbursement of all reasonable and necessary business-related expenses he incurs in performing his duties, in accordance with and to the extent permitted by the Company’s policies in effect from time to time.

(d)                                 Indemnification.  Executive shall be entitled to such indemnification rights as are set forth in the Indemnification Agreement between Executive and the Parent, a copy of which is attached hereto and incorporated by reference as Appendix 2.

6.                                       Termination of Employment and Effect of Termination.

(a)                                  By Company for Death.  Executive’s employment hereunder shall terminate upon his death, in which event TNS shall have no further obligation to Executive or his estate other than the payment of accrued and/or vested but unpaid Base Salary, pro-rated Incentive Awards (calculated and paid when such awards are paid to other employees generally), vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents.

(b)                                 By Company for Disability.  If Executive incurs a Disability and such Disability continues for a period of twelve (12) consecutive months, then the Company may, to the extent permitted by applicable law, terminate Executive’s employment upon written notice to Executive, in which event TNS shall have no further obligation to Executive other than the payment of accrued and/or vested but unpaid Base Salary, pro-rated Incentive Awards (calculated and paid when such awards are paid to other employees generally), vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents.  For the purposes of this Agreement, a “Disability” means a physical or mental impairment that substantially limits a major life activity and that precludes Executive from performing all of the essential functions of his position, with or without reasonable accommodation, as such applicable terms are defined by the federal Americans with Disabilities Act, as it may be amended from time-to-time.

(c)                                  By Executive for Good Reason.  Executive may terminate his employment hereunder for Good Reason after giving at least thirty (30) days’ notice to the Company of the alleged Good Reason and the Company fails to cure said Good Reason within said notice period.  The date of such termination must be no more than ninety (90) days from the date of the occurrence giving rise to the Good Reason.  For purposes of this Agreement, Good Reason means that, without Executive’s prior written consent: (i) the Company relocates its general and administrative offices or Executive’s place of employment to an area other than the Washington, D.C. Standard Metropolitan Statistical Area; (ii) Executive is assigned duties substantially inconsistent with his responsibilities as described in Section 3 of this Agreement or a substantial adverse alteration is made to the nature or status of such responsibilities; (iii) Executive’s title is diminished; (iv) the Company reduces Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time; or (v) any material reduction in Benefits provided to Executive pursuant to Sections 4 and 5 of this Agreement, other than in connection with a reduction in benefits generally applicable to senior executives of the Company.  In the event that Executive elects to terminate this Agreement for Good Reason and the Company has not cured the purported act giving rise to Executive’s right to terminate as provided above, Executive shall be entitled to:  (aa) payment of accrued and/or vested but unpaid Base Salary, pro-rated Incentive Awards (calculated and paid when such awards are paid to other employees generally), vacation pay and other Benefits as set forth in Appendix I as of the termination date, unless otherwise required by law or plan documents; and (bb) payment of one year of Base Salary at the rate in effect as of the date of termination in installments in accordance with the Company’s payroll practices in effect at the time (the “Severance Period Fringe Benefits”) hereto for one year after the date of termination.  In the event the Company’s Severance Period Fringe Benefit plans do not permit continued participation by Executive after his termination, then Executive will instead be entitled to a lump sum payment from the Company of the expected cost to Executive to purchase and continue such Severance Period Fringe Benefit programs, as an individual or family policyholder, grossed up for all local, state and Federal taxes at the maximum tax rates.  Executive’s entitlement to the Base Salary described in (bb) is conditional on his execution of a Severance Agreement and General Release in substantially the same form attached hereto as Appendix 3.  TNS agrees to provide to

Executive within ten (10) days of termination the Severance Agreement and General Release for execution.

(d)                                 By Executive without Good Reason.  Executive may terminate this Agreement without Good Reason upon forty-five (45) days’ prior written notice to the Company.  In the event Executive’s employment is terminated pursuant to this Section 6(d), the Company may in its discretion relieve Executive of his duties and provide him with Base Salary and Benefits through the date of termination.  In the event Executive terminates his employment without Good Reason, Executive shall be entitled to payment of accrued and/or vested but unpaid Base Salary, vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents.

(e)                                  By Company for Cause.  The Board of Directors of the Company may terminate this Agreement for Cause upon written notice to Executive.  “Cause” shall be defined as: (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers; (ii) substantial failure on the part of Executive in his performance of the duties of the office held by him as reasonably directed by the Chief Executive Officer and/or the Board (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after notice to Executive and a reasonable opportunity to cure within 30 days; (iii) gross negligence or willful misconduct by Executive with respect to the Company or any of its affiliates (including, without limitation, disparagement that adversely affects the reputation of the Company or any of its affiliates); or (iv) any material breach by Executive of Sections 3, 7 or 8 of this Agreement.  For purposes of this Agreement, an act, or failure to act, on the Executive’s part shall be considered “gross negligence” or “willful misconduct” only if done, or omitted, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company and its affiliates. The Executive’s employment shall not be deemed to have been terminated for “Cause” unless the Company shall have given or delivered to the Executive reasonable notice setting forth the reasons for the Company’s intention to terminate the Executive’s employment for “Cause”.

In the event Executive is terminated for Cause, TNS’ only obligation to Executive will be the payment of accrued and/or vested but unpaid Base Salary, vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents.

(f)                                    By the Company for Other than Cause. The Board of Directors may terminate this Agreement for reasons other than Cause after giving at least forty-five (45) days’ prior written notice of such termination to Executive.  In the event the Company terminates Executive pursuant to this Section 6(f), Executive shall be entitled to:  (aa) payment of accrued and/or vested but unpaid Base Salary, pro-rated Incentive Awards (calculated and paid when such awards are paid to other employees generally), vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents; and (bb) payment of one year of Base Salary at the rate in effect as of the date of termination in installments in accordance with the Company’s payroll practices in effect at the time.  In the event the Company’s Severance Period Fringe Benefit plans do not permit continued participation by Executive after his termination, then Executive will instead be entitled to a lump sum payment from the Company of the expected cost to Executive to purchase and continue the Severance Period Fringe Benefit programs, as an individual or family policyholder, grossed up for all local, state and Federal taxes at the maximum tax rates.  Executive’s entitlement to the Base Salary described in (bb) is conditional on his execution of a Severance Agreement and General Release in substantially the same form attached hereto as Appendix 3.  TNS agrees to provide to Executive within ten (10) days of termination the Severance Agreement and General Release for execution.

(g)                                 Adjustment in Benefits.  In the event that Executive becomes entitled to the payments and benefits described in this Section 6 (together with any other benefits to which Executive is entitled hereunder following a termination entitling Executive to the payments and benefits of this Section 6, the “Severance Benefits”),  the Severance Benefits shall be reduced, in a manner to be determined by TNS in its sole discretion, by the amount necessary to avoid the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on excess parachute payments (the “Excise Tax”).   For purposes of determining whether any of the Severance Benefits would otherwise be subject to the Excise

Tax, (i) any other payments or benefits received or to be received by Executive that would be treated as contingent on a change in ownership or control under the principles described in Treas. Reg. § 1.2806-1 P-22 or that are otherwise payable on account of Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with TNS, any person whose actions result in a change in control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by TNS’ independent auditors and reasonably acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, including without limitation by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code in excess of the Base Amount as defined in Section 280G(b)(3) of the Code allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Severance Benefits or (b) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above), and (iii) the value of all non-cash benefits or any deferred payment or benefit shall be determined by TNS’ independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

(i)                                     Notice of Termination. Termination of this Agreement by TNS or termination of this Agreement by Executive shall be communicated by written notice to the other Party hereto, specifically indicating the termination provision relied upon.

(j)                                     Property.  Upon the termination of Executive’s employment under this Agreement, for any reason, or at any time upon request from the Company, Executive shall return all property of TNS, and all copies, excerpts or summaries of such property in whatever form, that are in his possession, custody or control.

(k)                                  Rules under Section 409A of the Internal Revenue Code.  Notwithstanding anything set forth above in Section 6 of this Agreement to the contrary, if Executive incurs a separation from service with TNS and, at the time of such separation from service, Executive qualifies as a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of Code , and becomes entitled to a distribution under Section 6 of this Agreement as a result of such separation from service, then any distribution otherwise payable to Executive during the first 6 months after the date of such separation from service pursuant to Section 6 shall be subject to the following rules:

(i)                                     Any payment, under Section 6 of this Agreement, to which Section 409A(a)(2) does not apply, shall be paid pursuant to its original terms as set forth in Section 6.

(ii)                                  Any payment, under Section 6 of this Agreement, to which Section 409A(a)(2) does apply, shall be paid as follows:  (a) with respect to any payment under Section 6 which is otherwise payable in a lump sum distribution, such payment shall be paid in a lump sum distribution on the later of (A) the date such payment becomes ascertainable and payable in accordance with the program under which it is being made or (B) during the seventh month following the month in which the Executive separates from service with TNS and (b) with respect to any payment under Section 6 which is otherwise payable in monthly installment payments, TNS shall provide a lump sum payment during the seventh month following the date on which the Executive separates from service with TNS equal to the aggregate amount which would have been paid to the Executive during the first 6 months of the scheduled monthly installment payments and thereafter, the remaining monthly installments owed under Section 6 will be paid pursuant to the original schedule set forth in the Agreement.

Executive agrees to execute such further reasonable amendments to this Agreement as TNS may determine, from time to time, are necessary to ensure compliance with Section 409A of the Internal Revenue Code.

7.                                       Noncompetition and Nonsolicitation.  Executive acknowledges that in the course of his employment with the Company he has and will become familiar with the Company’s and its affiliates’ trade secrets and with other confidential information concerning the Company and its affiliates and that his services will be of special, unique and extraordinary value to the Company and its affiliates.  Therefore, Executive agrees that:

(a)                                  Noncompetition.  During the Term and for a period of one (1) year thereafter, regardless of the reasons for the ending of the Term (the “Noncompete Period”), Executive shall not, directly or indirectly, either alone or in association with others, own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of, be involved with the development efforts of, serve as a technical advisor to, license intellectual property to, provide services to or in any manner engage in any business that competes with any business in which the Company or any of its affiliates is engaged as of the date of Executive’s termination or resignation; provided, however, that Executive may own as a passive investor up to 5.0% of any class of an issuer’s publicly traded securities.

(b)                                 Nonsolicitation. During the Noncompete Period, Executive shall not, directly or indirectly, alone or in association with others, (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company and any of its affiliates and any employee thereof; (ii) hire any person who was an employee of the Company or any of its affiliates within one year prior to the time such employee was hired by Executive; (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its affiliates; or (iv) acquire or attempt to acquire an interest in any business which relates to any business of the Company or any of its affiliates and with which the Company and any of its affiliates has entered into substantive negotiations or has requested and received confidential information relating to the acquisition of such business by the Company or any of its affiliates in the two-year period immediately preceding the termination of employment.

(c)                                  Business Scope and Geographical Limitation. Executive acknowledges (i) that the business of the Company and its affiliates is, and is expected to remain, international in scope and without geographical limitation; (ii) notwithstanding the state of incorporation or principal office of the Company or any of its affiliates, or any of their respective executives or employees (including Executive), it is expected that the Company and its affiliates will have business activities and have valuable business relationships within its industry throughout the world; and (iii) as part of his responsibilities, Executive will travel around the world in furtherance of the Company’s and its affiliates’ businesses and their relationships.  Accordingly, the restrictions set forth in this Section 7 shall be effective in all cities, counties and states of the United States and all countries in which the Company or any of its affiliates has an office or is engaged in business as of the date of Executive’s termination or resignation.

(d)                                 Enforcement.  If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

(e)                                  Additional Acknowledgments.  Executive acknowledges that the provisions of this Section 7 are in consideration of employment with the Company and the additional good and valuable consideration as set forth in this Agreement.  Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its affiliates now existing or to be developed in the future.  Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement was discussed in good faith between the parties hereto and is reasonable with respect to subject matter, time period and geographical area.  During the Term and the Noncompete Period, Executive agrees to provide the Company (upon the Company’s reasonable request) with such information as may be necessary to demonstrate Executive’s compliance with the terms and provisions of this Agreement.

8.                                       Confidential Information.

(a)                                  Obligation to Maintain Confidentiality.  Executive acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its affiliates are the property of the Company or such affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s or any of its affiliates’ business or industry of which Executive becomes aware during the Term. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any of such information, observations or data without the prior written consent of the Chief Executive Officer, unless, and then only to the extent that, the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act.  Executive agrees to deliver to the Company upon termination of employment, or at any other time the Company may request in writing, any and all property belonging to the Company and its affiliates in his possession or under his control including, but not limited to, any memoranda, notes, plans, records, reports, documents, discs and other data storage media (and any copies thereof).

(b)                                 Ownership of Property.  Executive expressly understands and agrees that any and all right, title or interest he has or obtains in any documentation, trade secrets, technical specifications, data, know-how, inventions, concepts, ideas, techniques, innovations, discoveries, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, memoranda, marketing plans, and all similar or related information (whether or not patentable) conceived, devised, developed, contributed to, made, reduced to practice or otherwise had or obtained by Executive (either solely or jointly with others) during the Term that relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development, or existing or future products or services, or that arise out of Executive’s employment with the Company or any of its affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or the respective affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such affiliate.  Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such affiliate shall own all rights therein.  To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns, and agrees to assign, to the Company or the respective affiliate all of his right, title and interest in and to such copyrightable work.  Executive shall promptly disclose such Work Product and copyrightable work to the Chief Executive Officer and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or the respective affiliate’s ownership therein (including executing and delivering any assignments, consents, powers of attorney and other instruments).

(c)                                  Third Party Information. Executive understands that the Company and its affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and such affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Term and thereafter, and without in any way limiting the provisions of Section 8(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or such affiliates) or use, except in connection with his work for the Company or such affiliates, Third Party Information without the prior written consent of the Chief Executive Officer.

(d)                                 Use of Information of Prior Employers.  During the Term, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person.  Executive will use in the performance of his duties only information which is (i)(x) common knowledge in the industry or (y) is otherwise legally in the public domain; (ii) is otherwise provided or developed by the Company or its affiliates; or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

9.                                       Bonus Reimbursement.                TNS acknowledges that Executive will be due and owing certain incentive compensation from Executive’s current employer in an amount equal to $250,000 (the “2010 Incentive Amount”) to the extent Executive is employed by his current employer on December 31, 2010.  In consideration for Executive joining TNS prior to December 31, 2010 and foregoing the 2010 Incentive Amount, TNS will pay to Executive, within thirty (30) days of the Start Date, $250,000 (the “Reimbursement Amount”).  If Executive resigns or otherwise terminates his employment from TNS within twenty-four (24) months from the Start Date without Good Reason, Executive will pay TNS the Reimbursement Amount.  Executive authorizes TNS to deduct the Reimbursement Amount from any sums due Executive at the time of termination of his employment; and upon demand, Executive will reimburse TNS the amount by which the expenses paid exceed the deductions from sums due Executive at the time of termination.   Notwithstanding anything in this Section 9 to the contrary, to the extent Executive receives any portion of the 2010 Incentive Amount from his current employer, (a) Executive shall reimburse TNS for the difference between the Reimbursement Amount and the portion of the 2010 Incentive Amount received by Executive from his current employer or (b) to the extent TNS has not yet paid the 2010 Incentive Amount, TNS shall pay to Executive the Reimbursement Amount less the portion of the 2010 Incentive Amount received by Executive from his current employer.

10.                                 Arbitration.  All disputes concerning the application, interpretation or enforcement of this Agreement or otherwise arising out of the relationship between Executive, on the one hand, and the Company or Parent, on the other hand, except for those arising under Section 7 or 8 of this Agreement, shall be resolved exclusively by final and binding arbitration before a single arbitrator in accordance with the Employment Rules of the American Arbitration Association then in effect.  The arbitration shall be held in Washington, D.C., and the arbitrator shall have the authority to permit the parties to engage in reasonable pre-hearing discovery.  In any litigation or arbitration to enforce this Agreement, the prevailing party will be awarded reasonable attorneys’ fees and costs.  Each Party knowingly and voluntarily waives its right to a trial by jury with respect to disputes that are covered by this Section 10.

11.                                 Notices.  Any notice provided for or required by this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the addresses indicated below or to such other address as a Party may designate in writing to the other Party:

If to the Company or Parent:

Transaction Network Services, Inc.

11480 Commerce Park Drive

Suite 600

Reston, VA 20191

Attention:  Chief Executive Officer

With a copy to:

Arent Fox PLLC

1050 Connecticut Avenue, N.W.

Washington, D.C.  20036

Attention:  Jeffrey E. Jordan, Esquire

If to Executive:

To his last known home address on file with the Company

12.                                 No Waiver.  The failure of either Party at any time to enforce any provision of this Agreement or to exercise any remedy, option, right, power or privilege provided for herein, or to require the performance by the other party of any of the provisions hereof, shall in no way be deemed a waiver of such provision at the same or at any prior or subsequent time.

13.                                 Governing Law.  This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Virginia, without reference to the principles of conflict of laws therein.  Executive agrees to submit to personal jurisdiction and venue in the Commonwealth of Virginia.

14.                                 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not be deemed to affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  The court or arbitrator will modify any invalid or unenforceable provision to make it valid and enforceable to the maximum extent permitted by law.

15.                                 Successors.  This Agreement shall be binding upon TNS, its successors and assigns, including any corporation or other business entity which may acquire all or substantially all of TNS’ assets or business, or within which TNS may be consolidated or merged, or any surviving corporation in a merger involving TNS.

16.                                 Waiver or Modification of Agreement.  No waiver or modification of this Agreement shall be valid unless in writing and duly executed by both Parties.

17.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which and together will constitute one and the same instrument.

18.                                 Entire Agreement.    This Agreement represents the entire agreement, and supersedes all other agreements, discussions or understandings concerning the subject matter.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

TRANSACTION NETWORK SERVICES, INC.:		EXECUTIVE:

/s/ Daniel P. Dooley III
By:	/s/ Michael Q. Keegan	Daniel P. Dooley III
Michael Q. Keegan

TNS, INC.:

By:	/s/ Michael Q. Keegan
Michael Q. Keegan

APPENDIX 1

SUMMARY OF EXECUTIVE BENEFITS

This Summary of Executive Benefits (“Summary”) describes certain benefits that the Company currently provides to the Executive.  The Company may provide other benefits to the Executive not described in this Summary but which are described in the Company’s Employee Handbook.  With respect to any benefit listed below which is a reimbursement, Executive must submit all required documentation by no later than February 14 of the year following the year in which the expenses to be reimbursed were incurred so that the reimbursement may be paid by no later than March 15 of the year following the year in which the expenses were incurred.  Failure to submit such documentation by such February 14 will result in denial of the reimbursement.  No exceptions will be made to this requirement.

1.                                      Life Insurance:  TNS will provide Executive with life insurance benefits equal to an amount two times his annual Base Salary, rounded to the next higher $1,000, to a maximum amount of life benefits of $400,000.  Premiums for this coverage are paid by TNS.

2.                                      Leave Benefits:  Executive receives a total of One Hundred and Ninety-Two (192) hours of paid leave, which is earned at a rate of eight (8) hours per pay period.  This time can be used for vacation or sick leave.  Only Eighty (80) hours of accrued leave may be carried over to the next year.  If Executive leaves TNS, provided that he has been employed for at least six months, Executive will be paid for two-thirds of Executive’s accrued leave balance.  The remaining third is assumed to be sick leave and is not paid to the terminating Executive.  Executive also is eligible for Bereavement, Military, and Maternity/Paternity leave as provided in the Employee Handbook.

3.                                      Cellular Phone and Mobile E-mail:  Executive is eligible to receive one cellular telephone and one mobile e-mail device for use in connection with TNS’ business.  The phone and mobile e-mail device will remain the property of the TNS and must be returned upon termination of Executive’s employment with TNS.

4.                                      Travel Benefits:  Executive will be entitled to reimbursement for the purchase of airline coupons used to upgrade from economy/coach class to first class on domestic air travel, and Executive is authorized to fly business class during international travel.  Executive is entitled to reimbursement for the cost of maintaining membership for access to one airline hospitality lounge.